EXHIBIT 11. STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                             B.M.J. Financial Corp.
              Computation of Earnings per Common Share on Primary
                            and Fully Diluted Basis
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
                                                                               Three Months Ended               Nine Months Ended
(In thousands except for number                                                  September 30,                    September 30,
of shares and per share amounts)                                             1995            1994            1995            1994
                                                                          ----------      ----------      ----------      ----------
Net income for computation of primary
 earnings per share ................................................      $    2,821      $    2,027      $    5,722      $    8,852
                                                                          ==========      ==========      ==========      ==========

Weighted average outstanding common shares
 for computation of primary earnings per share .....................       7,606,412       7,590,261       7,601,773       7,564,397

Additional common stock equivalents ................................         115,951          75,562          98,174          43,282
                                                                          ----------      ----------      ----------      ----------

Adjusted average outstanding shares for
 computation of primary earnings per share .........................       7,722,363       7,665,823       7,699,947       7,607,679
                                                                          ==========      ==========      ==========      ==========

Primary earnings per share .........................................      $     0.37      $     0.26      $     0.74      $     1.16
                                                                          ==========      ==========      ==========      ==========



Net income .........................................................      $    2,821      $    2,027      $    5,722      $    8,852

Adjustment to interest expense for reduction of
 existing debt, net of tax effect ..................................              33              33              99             100
                                                                          ----------      ----------      ----------      ----------

Net income, as adjusted, for computation of
 fully diluted earnings per share ..................................      $    2,854      $    2,060      $    5,821      $    8,952
                                                                          ==========      ==========      ==========      ==========

Weighted average outstanding common shares .........................       7,606,412       7,590,261       7,601,773       7,564,397

Additional shares issued assuming conversion of
 convertible capital notes and exercise of stock options ...........         312,535         307,823         309,441         298,078
                                                                          ----------      ----------      ----------      ----------

Adjusted average outstanding shares for
 computation of fully diluted earnings per share ...................       7,918,947       7,898,084       7,911,214       7,862,475
                                                                          ==========      ==========      ==========      ==========

Fully diluted earnings per share ...................................      $     0.36      $     0.26      $     0.74      $     1.14
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